CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 28 to Registration Statement No. 333-47717 on Form N-6 of the Lincoln Benefit Life Variable Life Account ("the Account") of our report dated April 1, 2019, relating to the financial statements and financial highlights in Note 7 of the Account, and relating to the financial statements and the related financial statement schedules of Lincoln Benefit Life Company of our report dated April 1, 2019, both appearing in the Statement of Additional Information, which is part of the Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Chicago, Illinois
April 24, 2019